Exhibit 99.2

November 14, 2012

TERM SHEET

I.	ACCRUED CLAIMS FOR 2003 TO 2011 AND 2012 NPM ADJUSTMENT

Accrued claims relating to the NPM Adjustment disputes for 2003 to 2011 and the 2012 NPM Adjustment would be handled as follows:

A.	The basic methodology from the August 2010 MOU would be retained, with the following adjustments:

1.	All amounts related to the 2010, 2011 and 2012 NPM Adjustments would be added to the terms of the settlement.

2.	The settlement value would be increased from 29.5% to a percentage ranging from 37.5% to 46%. The applicable percentage within that range depends on the aggregate Allocable Share of the signatory Settling States as follows:

Aggregate Allocable Share	Settlement Value Percentage
80% or more	37.5%
75-79.9%	38.5%
70-74.9%	39.5%
65-69.9%	40.5%
60-64.9%	42.5%
55-59.9%	44.5%
50-54.9%	46%

Appendix A sets forth the reference date for determining the aggregate Allocable Share and the increased settlement value applicable to States that sign this Term Sheet after December 14, 2012 (or, in the case of States with December hearing dates, after the start of their hearing).

3.	The amount contributed to fund the Data Clearinghouse would be reduced from $20,000,000 to $10,000,000.

B.	The signatory Settling States would allocate the settlement amounts (either the application of the credits to the PMs or the receipt of amounts released from the DPA, or both) among themselves so as to fully compensate those signatory Settling States whose diligent enforcement for 2003 was uncontested for their share of the 2003 NPM Adjustment, plus interest.

C.	These provisions would be implemented as provided in Appendix A.

II.	TRANSITION

A.	There will be a two-year transition period covering sales years 2013-2014 during which the revised NPM Adjustment will operate as follows.

B.	The revised adjustment for non-SET-paid sales under Section III.C will not apply for those years. The revised adjustment for SET-paid sales under Section III.B will apply for those years, except for the final sentence of Section III.B.2.c and the tribal tax clause of footnote 1.

C.	In addition, for each of those years, the signatory PMs will receive the amounts detailed in Section II.A.3 of the MOU, except that the percentage in (a) of that Section will be 25% and the Market Share Loss referred to in (a)-(d) of that Section will be the 2011 Market Share Loss.

III.	NPM ADJUSTMENT FOR SUBSEQUENT YEARS

A.	The terms of the MOU would be abandoned and replaced with the adjustments outlined herein.

B.	SET-Paid NPM Sales[1]

1.	Adjustment. Each year, an adjustment will be applied to a signatory Settling State’s share of the OPMs’ MSA Payment equal to the adjustment amount for each non-compliant NPM cigarette on which SET is paid in the state. The adjustment amount will be three times the per-cigarette escrow deposit rate in the Model Escrow Statute for the year of the sale, including the inflation adjustment in the statute. There will be a proportional adjustment for each signatory SPM in proportion to the size of its MSA payment for that year.

2.	Meaning of non-compliant NPM cigarettes. Non-compliant NPM cigarettes are SET-paid NPM cigarettes as to which escrow was (i) not deposited at the Escrow Statute rate or (ii) released or refunded except as provided in the Escrow Statute as amended by Allocable Share Repeal. The term non-compliant NPM cigarettes does not include:

a.	cigarettes on which the escrow was deposited at the statutory rate by either: (i) the NPM or any other entity liable for such payments under the laws of the individual signatory Settling State, or (ii) a person or entity in the distribution chain on behalf of such NPM or other entity liable for such payments under such laws, so long as such state did not release or refund any part of the deposit, unless released pursuant to the terms of the Escrow Statute, as amended by Allocable Share Repeal;

b.	cigarettes on which a signatory Settling State recovered at the statutory rate on an escrow bond posted pursuant to the laws of that

[1]

SET includes state cigarette excise tax or other state tax on the distribution or sale of cigarettes (other than a state or local sales tax that is applicable to consumer products generally and is not in lieu of an excise tax), and, for NPM cigarettes sold after 2014, an excise or other tax imposed by a state- or federally-recognized tribe on the distribution or sale of cigarettes. Except if otherwise indicated, references to “NPM sales,” “NPM cigarettes” and “NPM volume” in this Term Sheet refer to NPM Cigarettes, with the term “Cigarette” having the meaning given in the MSA.

state, so long as such state did not release or refund any part of the deposit so recovered, unless released pursuant to the terms of the Escrow Statute, as amended by Allocable Share Repeal;

c.

cigarettes as to which the state is barred from requiring escrow deposits from all entities liable for such payments under its individual state law, and from recovery on a remaining escrow bond, by an automatic stay or subsequent order in a federal bankruptcy proceeding or by order of a court of competent jurisdiction that requiring escrow deposits is barred by federal or state constitutional law (other than state constitutional provisions added or amended after the signature date of this document or state constitutional law as it may impact or be applied in relation to sovereign immunity or other Native American issues) or federal statutory or common law, so long as: (i) the state opposes and appeals the stay or order,[2] and (ii) the NPM and brand at issue were properly on the state’s approved-for-sale directory, either in accordance with the terms of Complementary Legislation or pursuant to the order of a court of competent jurisdiction barring removal of the NPM or brand from that directory, within 30 days prior to the time of sale. This paragraph only applies to signatory Settling States that have requirements in effect that the NPM in question post a bond in at least the amount described in section 17(b) of the Appendix to the MOU and that importers are jointly and severally liable for escrow deposits due from an NPM with respect to NPM cigarettes that they import; or

d.	SET-paid NPM cigarettes sold after 2014 in a signatory Settling State on which escrow was timely deposited in an amount equal to or greater than the Escrow Statute rate, but as to which the State releases a portion of such amount not to exceed 50% of the Escrow Statute rate pursuant to a tribal compact to a federally recognized tribe (or tribe that was recognized by that State as of January 1, 2012) with a reservation in that State where each of the following is true: (i) the release occurs no earlier than one year after the deposit is made, (ii) the cigarettes on which the escrow is released were sold in retail transactions to consumers on that tribe’s reservation, (iii) the money released is provided to the tribe itself and used solely for public safety on such tribe’s reservation and/or social services for tribal members (e.g., health care, education) and not for any function that could directly or indirectly promote or reduce the costs of cigarette production, marketing or sales, (iv) the money released is not used in any way for the benefit of an NPM or to facilitate NPM sales, (v) the compact makes the requirements of Section IV.L applicable to the tribe, and the tribe is in conformity with such

[2]	Subject to any limitation arising from Rule 11 or similar state ethical rules.

requirements, and (vi) the State has amended its Escrow Statute to remove the NPM’s right to reversion and interest as to (but only as to) the escrow to be released in conformity with the above requirements.[3] Provided, however, that (i) a signatory Settling State may not release more than $1 million in escrow as described in this paragraph in any year to all tribes collectively; and (ii) in the event a court strikes down a signatory Settling State’s removal of the NPMs’ right to reversion and interest described in (vi) above, such State may pay to tribes the amounts authorized under the remainder of this paragraph out of its general fund (subject to all other conditions and limits set forth above). A State that releases escrow as described in this paragraph has the responsibility of ensuring that (i)-(vi) and the terms of the preceding sentence are met.

3.	Safe Harbor. No adjustments under this section will be applied to a signatory Settling State for any year in which the state demonstrated (a) that escrow was deposited on at least 96% of all NPM cigarettes sold in the state during that year on which SET was paid in the state, or (b) that the number of SET-paid NPM cigarettes sold in the state during that year on which escrow was not deposited did not exceed 2 million cigarettes.

4.	Timing. The adjustment amount with respect to a signatory Settling State will be applied to that state’s share of the signatory PMs’ next annual MSA Payment. If a stay or order, as referenced supra, is reversed or otherwise becomes no longer operative and escrow is not then deposited on the cigarettes at issue, the adjustment on those cigarettes will be applied to that state’s share of the signatory PMs’ next annual MSA Payment unless a further stay or order is entered. Adjustment amounts applied to a state’s share will be subject to appropriate repayments by the signatory PMs if escrow is deposited on the cigarettes at issue after application of the adjustment.

5.	Process. The process will be as specified in Sections II.B.5 and IV.B of the MOU. The final settlement agreement will include provisions as to communication of information to the Data Clearinghouse.

C.	Non-SET-Paid NPM Sales

1.	Non-SET-Paid NPM Sales would be handled as to the signatory Settling States per the terms of the MSA, with the following adjustments:

[3]

This paragraph applies only with respect to cigarettes of NPMs that existed in the U.S. market as of June 1, 2012 and does not apply with respect to cigarettes of NPMs that entered the U.S. market after that date. In addition, this paragraph does not apply where any NPM involved in the production, distribution or sale of the cigarettes at issue is one (or an affiliate or successor of one) affiliated with the tribe (or any members of the tribe) to which the escrow would be released. For purposes of this paragraph, a tribe with reservation land located in more than one State is considered to have a reservation in, and to be eligible for release of escrow from, only the State in which the largest portion of its reservation land is located.

a.

The total NPM Adjustment liability (if any) of each signatory Settling State under the original formula for a year would be reduced by a percentage. The percentage would equal the sum of (i) the percentage represented by the fraction of the total SET-paid NPM volume in the MSA States divided by nationwide FET-paid NPM volume for that year;[4] plus (ii) in the case of a signatory Settling State that has, as of January 1 of the year at issue, executed documentation approving the PSS amendment, the percentage represented by the fraction of (x) the total equity-fee-paid NPM sales in those PSS that had in effect for the entire year at issue an NPM equity fee law that, by its terms, imposed a per-pack fee equal to or greater than 90% of the escrow rate for sales made that year under the Escrow Statute on all cigarette sales in such state that it has the authority under federal law to tax, divided by (y) nationwide FET-paid NPM volume.[5]

b.	The liability reduction under paragraph (a) would be effectuated by each signatory Settling State that is found non-diligent and allocated a share of the NPM Adjustment amount receiving a reimbursement by the signatory PMs through the methodology detailed in Paragraph 3(a) of the Agreement Regarding Arbitration.

2.

The Diligent Enforcement standard applies to all FET-paid NPM sales that the State reasonably could have known about and on which such State has the authority under federal law to tax or collect escrow, including (i) all such sales made via the Internet, (ii) all such tribal sales or sales on tribal lands, and (iii) all such sales that may otherwise constitute contraband.[6]

[4]

The total SET-paid NPM volume in the MSA States will be calculated as follows. SET-paid NPM volume in a signatory Settling State will be the number of SET-paid NPM sales in that State in that year as determined through the process described in Section III.B.5. SET-paid NPM volume in a non-signatory Settling State will be NPM sales in that State in that year on which the State’s cigarette excise tax was paid (or on which another state tax on the distribution or sale of cigarettes or an excise or other tax imposed by a tribe was paid if that State in that year treated NPM sales on which such tax was paid as fully subject to the escrow requirement under that State’s Escrow Statute). For a non-signatory Settling State, such volume will be as reported by that State under the Significant Factor procedures agreement (or other agreement among the parties as to the Significant Factor issue for that year), provided that any signatory PM or signatory Settling State may challenge that reported volume in the arbitration referenced in Sections III.C.4 and IV.J.1 as an inaccurate measure of the volume described in the preceding sentence. In the event of such a challenge, the arbitration panel’s determination of the volume will be final and binding on all signatory PMs and signatory Settling States. References to “FET” include arbitrios de cigarillos in Puerto Rico.

[5]

The final settlement agreement will include provisions addressing how the information for calculating the total equity-fee-paid NPM sales in each such PSS will be obtained. The current fee laws in MS and MN will be deemed to meet the requirements of clause (x) even though they otherwise would not so long as the per pack amount in effect under them remains at least as large as it is now. The signatory PMs further agree to the following: (i) the signatory OPMs agree to support the enactment in FL and TX of legislation meeting the requirements of clause (x) provided that such legislation is not in conjunction with any other legislative proposal and does not contain any provision that applies to the OPMs or their products or businesses; (ii) if the PSS amendment has become effective, the signatory SPMs agree not to oppose the enactment in FL and TX of legislation meeting the requirements of clause (x) provided that such legislation is not in conjunction with any other legislative proposal; and (iii) if a signatory PM supports the enactment in FL or TX of an equity fee law that does not meet the requirements of clause (x) and such law is enacted, the law will be deemed to meet the requirements of clause (x) as to that signatory PM (and, if enactment of the law was supported by signatory PMs with more than 60% Market Share, the law will be deemed to meet the requirements of clause (x) as to all signatory PMs).

[6]

The following are exempt from the Diligent Enforcement standard: (i) NPM cigarette sales on a federal installation in a transaction that is exempt from state taxation under federal law, and (ii) NPM cigarette sales on a tribe’s reservation by an entity owned and operated by that tribe or member of that tribe to a consumer who is an adult member of that tribe in a transaction that is exempt from state taxation under federal law.

3.

Factors relevant to the Diligent Enforcement determination include, but are not limited to: (i) whether the number of NPM sales in the State that were SET-paid and addressed under Section III.B was reduced by virtue of a policy or agreement not to require/collect SET or enforce an SET stamping requirement, or an indifference to SET collection or to enforcement of an SET stamping requirement; and/or (ii) whether the actual number of SET-paid NPM sales in the State during that year was significantly greater than the number of such sales addressed under Section III.B.[7]

4.	The signatory Settling States agree that diligent enforcement will be determined as to them in a single arbitration each year. Future arbitrations under this Term Sheet would be governed by the arbitration terms outlined within the MOU, except to the extent necessary for a future merged arbitration to proceed as described in Section IV.J.1 below.

5.	The signatory Settling States and the PMs will continue to discuss in good faith on an ongoing basis whether there are other actions that they can reasonably take to prevent non-SET-paid NPM sales.

IV.	OTHER TERMS

A.	Withholding/Disputed Payment Accounts. Except as provided in Section J below, the PMs will not withhold or pay into the DPA based on a dispute arising out of the revised NPM Adjustment, except if the dispute was noticed for arbitration by the PM over one year prior to the payment date and the arbitration has not begun despite good faith efforts by the PM.

B.	Most Favored Nations. The MFN clause provided within the MOU would be retained.

C.	RYO. Those terms relating to RYO in the MOU as to applying the SET-paid sales provision to RYO would be retained (i.e., it applies if tax other than SET is paid, and whether or not the state law requires that the containers be stamped). The signatory Settling States and the signatory PMs will continue to discuss in good faith on an ongoing basis the issues of pipe tobacco being sold for use as RYO and of cigarette rolling machines being located at retail establishments and clubs.

D.	Office. Those terms of the MOU designating an office within each signatory Settling State as a point-of-contact on tobacco-related matters would be retained.

[7]	A finding referenced in (ii) will not increase the adjustment applicable to the State under Section III.B or the reduction under Section III.C.1(a)(i).

E.	Conditions of Settlement. The terms of this Term Sheet are conditioned upon: (1) joinder by a critical mass of PMs and a critical mass of Settling States by December 14, 2012; and (2) approval of this Term Sheet’s terms by the Arbitration Panel. On December 17, 2012, each party that has signed this Term Sheet will determine, in each party’s sole discretion, whether a critical mass of PMs and Settling States have joined such that it will proceed with the settlement, provided that the signatory PMs agree that a critical mass of Settling States will have joined if the aggregate Allocable Share of the Settling States that sign this Term Sheet by December 14, 2012 and determine to proceed with the settlement on December 17, 2012 is 50% or more and such States include the States that participated directly in the drafting of this Term Sheet (AZ, AR, CA, MI, NE, NV, TN). If the settlement proceeds, additional Settling States and PMs may join the settlement following December 14, 2012 by signing this Term Sheet or the final settlement agreement up to the end date of the last individual State diligent enforcement hearing in the 2003 Arbitration, although they will have different payment obligations or payment rights as detailed in Appendix A. Settling States may join the settlement after the end date of the last individual State diligent enforcement hearing in the 2003 Arbitration if the signatory PMs, in their sole discretion, agree. PMs may join the settlement after the end date of the last individual State diligent enforcement hearing in the 2003 Arbitration if the signatory Settling States, in their sole discretion, agree.

F.	Settlement Agreement. The parties will cooperate in the drafting and execution of a comprehensive final settlement agreement incorporating the terms of this Term Sheet, as well as all other customary terms and conditions acceptable to the parties. The documentation process will be subject to the oversight of the Arbitration Panel. Pending the execution of the final settlement agreement, this Term Sheet is binding on all signatories provided the conditions of Section IV.E are met.

G.	Necessary legislation. All signatory Settling States must have the Escrow Statute, Complementary Legislation and Allocable Share Repeal in full force and effect. A signatory Settling State that does not currently have Allocable Share Repeal in full force and effect will have until the end of 2013 to put it into full force and effect. If it does not do so, starting with NPM cigarettes sold in 2014, NPM cigarettes on which that State releases escrow that would not be released under Allocable Share Repeal will be treated as non-compliant NPM cigarettes under Section II.B.

H.

Significant Factor. The signatory Settling States agree that the significant factor condition to the NPM Adjustment is no longer operative as to them. Beginning for 2022, no NPM Adjustment will be applicable to the signatory Settling States for any year in which NPM Market Share is 3% or less.[8]

I.	Profit Adjustment. The final settlement agreement will include appropriate provisions ensuring that the OPMs will not be subject to a profit adjustment under Section B(ii) of Exhibit E arising from payments under Sections I-II being concentrated or recognized in less than 10 years.

[8]

This Section does not affect the calculation of the amount of the NPM Adjustment under the MSA or this Term Sheet applicable to the signatory Settling States for any year in which NPM Market Share is greater than 3%.

J.	Relation with non-joining States. If there are Settling States that are not signatory Settling States and the parties agree to proceed with the settlement:

1.	The parties will cooperate in merging the arbitration under Section III.C.4 for a year with the diligent enforcement arbitration under Section XI(c) of the MSA as to non-joining States for that year.

2.	The 2015 arbitration under Section III.C will not commence until the 2015 diligent enforcement arbitration begins as to non-joining States. The provisions of Section III.B will continue to apply on the schedule described in that Section.

3.	In the interim, the signatory Settling States and the PMs will split the amounts at issue under III.C for 2015 and each subsequent year on a 50-50 basis, subject to repayment without interest by the PMs or credit without interest by the signatory Settling States after the arbitration for that year concludes. No more than 1 year would be subject to repayment or credit in any one year.

4.	Notwithstanding the above, the PMs would have the right to commence the 2015 arbitration under Section III.C as to the signatory Settling States in advance of the above schedule if the volume of non-SET-paid NPM sales exceeds 9 billion cigarettes in each of any two years. After the first such year, the PMs and signatory Settling States would discuss measures that could be taken to avoid such sales. Notwithstanding the above, the signatory Settling States would have the right to commence the 2015 arbitration under Section III.C. as to the PMs in advance of the above schedule if the volume of non-SET-paid NPM sales is less than 2 billion cigarettes in each of any two years. Any early commencement under this paragraph requires the unanimous approval of the signatory members of the side seeking early commencement.

K.	Cap of MSA payment. A signatory Settling State may not be subject to a total NPM Adjustment under this Term Sheet for a year in excess of its total MSA payment for that year.

L.

Taxes. If a signatory Settling State has a law, regulation, systematic policy, compact or agreement with respect to taxes (applicability, amount, collection or refund) or stamping that is different for any NPM cigarettes than any PM cigarettes or a law, regulation, systematic policy, compact or agreement with respect to stamping that does not set forth specific requirements regarding when and what stamps are required, the law, regulation, systematic policy, compact or agreement will be relevant to the Diligent Enforcement determination.[9] In addition, if the difference between NPM and PM cigarettes with respect to taxes or stamping is material, the reduction in liability described in Section III.C.1(a)(i) will not be applied with respect to that State (if found non-exempt from the NPM Adjustment) for a year in which the difference is in effect.

M.	Additional Legislation. If requested by a signatory Settling State, the PMs will support the enactment of legislation, provided that such legislation is not in conjunction with any other legislative proposal and contains no deviation of substance from the model language referred to below, which: (i) permits the release of taxpayer-confidential information to the Data Clearinghouse for the purpose of fulfilling its responsibilities under the settlement; (ii) imposes the bonding requirement described in Section III.B.2.c above, (iii) imposes the joint-and-several liability requirement described in Section III.B.2.c above, (iv) modifies the Escrow Statute in a manner consistent with Section III.C.2-3 above with respect to the subjects described in those Sections, and/or (v) permits a compact meeting the conditions described in Section III.B.2.d above and modifies the Escrow Statute in the manner described in Section III.B.2.d(vi) above. The final settlement agreement will include model language for the above modifications (including appropriate severability language) that signatory Settling States may choose, at their option, to use, and the PMs agree that the model language (or language containing no material deviation of substance from it) will not affect the status of a signatory Settling State’s Escrow Statute as a Qualifying or Model Statute or any prior agreement to that effect. In addition, if requested by a signatory Settling State, the PMs will not oppose the Model Legislation set forth in Appendix A to the MOU. The signatory Settling States and the signatory PMs will continue to discuss in good faith on an ongoing basis support for other appropriate legislative enactments that would enhance enforcement of and/or improve compliance with the escrow requirement and for legislation prohibiting or limiting the sale of cigarettes to any consumer who is not in the physical presence of the seller at the time of sale.

N.	Potential New Participating Manufacturers. Subject to the condition specified in the last sentence of this section, the PMs agree to waive rights under Section XVIII(b) of the MSA as to NPMs signing the MSA and becoming a Participating Manufacturer without making back-payments for sales in prior years that would otherwise be required under Section II(jj) of the MSA and/or without making full escrow deposits on such prior sales, provided that the following conditions are met: (i) the NPM signs the MSA within 120 days of the execution of the final settlement agreement; (ii) the NPM turns over the full amount on deposit in its existing escrow accounts to the Settling States; (iii) all other MSA terms are applicable to the NPM and the NPM waives any claim of immunity from enforcement of its MSA obligations; (iv) the NPM agrees to the other customary terms and conditions, apart from back-payments and escrow deposits, that the States have required for new

[9]

This does not include (i) taxes or stamping requirements that differ for reservation sales and non-reservation sales provided that the taxes and stamping requirements applicable to reservation and non-reservation sales respectively are the same for both PM and NPM sales, or (ii) requirements that NPM cigarettes bear a stamp of a different color solely for purposes of identification.

Participating Manufacturers (including quarterly payments and de-listing); and (v) the NPM agrees that substantial non-compliance with its MSA obligations during the first five years after joining the MSA in the absence of a good-faith dispute would trigger the back-payment obligations that would otherwise have been required of it. The PMs do not waive rights under Section XVIII(b) of the MSA as to a new Participating Manufacturer’s performance of its MSA obligations going forward. This section is conditioned upon the delivery to the PMs within 60 days of the execution of the final settlement agreement a binding agreement executed by all Settling States and the Foundation that NPMs that sign the MSA pursuant to this provision without making full back-payments will not be considered Participating Manufacturers for purposes of Section IX(e) of the MSA.[1][0]

O.	Release of Escrow. Except pursuant to the unanimous consent of the signatory PMs, signatory Settling States will not release or refund escrow deposited for the resolved years 1999-2012 or transition years 2013-2014 except to a State or as provided in the Escrow Statute as amended by Allocable Share Repeal. Any release or refund of escrow deposited for subsequent years will be addressed as provided in Section III.B for SET-paid NPM sales and as provided in Section III.C and the Diligent Enforcement standard for non-SET-paid NPM sales.

[1][0]

This provision does not apply to any entity that had previously agreed to sign the MSA and to make any back-payments. The PMs retain their rights under Section XVIII(b) of the MSA as to any such entity.

APPENDIX A:

1.

The OPMs receive a total amount equal to (a) the aggregate Allocated Settlement Percentage of the signatory Settling States multiplied by $6.52 billion; and (b) the aggregate Allocated Settlement Percentage of the signatory Settling States multiplied by the OPMs’ full 2010-12 NPM Adjustments. Each signatory Settling State’s Allocated Settlement Percentage equals the product of its Allocable Share percentage and the applicable settlement value percentage under Paragraph 2.[1][1]

2.	(A) For Settling States that sign this Term Sheet by 6:00 P.M. PST on the initial sign-on date and determine to proceed with the settlement on December 17, 2012, the applicable settlement value percentage is that reflected in the grid below, with the aggregate Allocable Share being the aggregate Allocable Share of the Settling States that sign this Term Sheet by the Reference Date and proceed with the settlement:

Aggregate Allocable Share	Settlement Value Percentage
80% or more	37.5%
75-79.9%	38.5%
70-74.9%	39.5%
65-69.9%	40.5%
60-64.9%	42.5%
55-59.9%	44.5%
50-54.9%	46%

Except as provided below, the initial sign-on date is December 14, 2012. For Settling States whose individual State diligent enforcement hearing in the 2003 Arbitration is scheduled to begin in December 2012 (WA, AZ and CO), the initial sign-on date is the day preceding the beginning of its hearing unless the beginning of its hearing is deferred until after December 14, 2012. At the present time, WA and AZ have agreed to such deferral, and their initial sign-on date will be December 14, 2012 so long as the Panel approves the deferral.

(B) For Settling States that sign this Term Sheet (or, in the case of Settling States that do not sign this Term Sheet, the final settlement agreement) after the initial sign-on date, the applicable settlement value percentage is 59%. The signatory PMs, in their sole discretion, may waive all or part of the increase above the applicable settlement value percentage under subparagraph (A) as to such a State without triggering the MFN clause in this Term Sheet and without any obligation to provide a similar waiver to any other State.12

(C) The Reference Date is December 21, 2012. A Settling State that signs this

[1][1]	References to a State’s “Allocable Share” percentage in this Term Sheet are to the percentage set forth for that State as listed in Exhibit A of the MSA.
[1][2]	Approval by signatory PMs representing at least 85% Market Share in 2011 will be sufficient for this waiver and will bind the remaining signatory PMs.

Term Sheet after the initial sign-on date but by the Reference Date will be counted as part of the aggregate Allocable Share under subparagraph (A) whether or not the signatory PMs waived the increased percentage applicable to such State under subparagraph (B).

3.

(A) The amount under Paragraph 1 will be provided by the OPMs receiving credits reflecting the total amount specified in Paragraph 1 (the “Total OPM Amount”). Subject to Section IV.I, the credits will be applied as follows: (i) 50% of the Total OPM Amount as a credit against the OPMs’ MSA annual payment due in April 2013; and (ii) a [    ]% reduction in the OPMs’ MSA annual payment under Section IX(c)(1) of the MSA due in each of April 2014-2017, plus interest on the amount of each reduction (except as provided in the accompanying footnote) at the Prime Rate calculated from April 15, 2013.[1][3]

(B) The amount of the percentage in subparagraph (A)(ii) will be the percentage that, when applied to the OPMs’ estimated MSA annual payments due in April 2014-2017 (the estimate being after the Inflation Adjustment, Volume Adjustment and Previously Settled States Reduction, but before the remaining adjustments, reductions and offsets under the MSA), yields a total reduction equal to 50% of the Total OPM Amount. (For example, if 50% of the Total OPM Amount were $1 billion and the OPMs’ estimated MSA annual payments for 2014-2017 (as adjusted as specified above) were $5 billion per year, the percentage in subparagraph (A)(ii) would be 5%.) The percentage will be filled in with respect to the MSA annual payment due in April 2014 pursuant to these specifications as of the Reference Date (once the Total OPM Amount is known), subject to change in the event additional Settling States sign this Term Sheet or the final settlement agreement after the Reference Date. With respect to each of the reductions to the MSA annual payments due in April 2015-2017, the percentage will be recalculated annually on October 15 of the year prior to the year the payment is due (for example, on October 15, 2014 for the MSA annual payment due in April 2015) to reflect the percentage that, when applied to an estimate of the OPMs’ next annual payment based upon inflation and volume in the first 9 months of the year prior to the year the payment is due, yields a reduction equal to 12.5% of the Total OPM Amount.14

(C) The final settlement agreement will include provisions that will apply in the event the Total OPM Amount increases after the Auditor’s Final Calculation of the MSA annual payment due on April 15, 2013 as a result of increased State

[13]

Interest will only be paid on the portion of each reduction that exceeds 20% of the signatory Settling States’ aggregate Allocable Share of amounts previously withheld by an OPM and paid into the DPA pursuant to Paragraph 5.

[14]

The reductions to be applied in 2014-2017 do not count in calculating the NPM Adjustment or toward the cap in Section IV.K (the final settlement agreement will include provisions addressing how the OPMs will receive the funds at issue if such a State does not have a sufficient MSA payment remaining in any such year to apply the reductions due that year). In addition, the final settlement agreement will include provisions regarding the accrual of the reductions.

participation after that date and that specify how the increased part of that Amount will be provided to the OPMs. Unless the parties agree otherwise, those provisions will be consistent with the principles of this Appendix, including providing for payment of 50% of the increased part of that Amount by first-available credit and of the remaining 50% by reduction.

(D) Each credit and reduction will be allocated among the OPMs as directed by the OPMs.

4.

The credit and reductions under Paragraph 3 will be allocated solely among the signatory Settling States and will not be allocated to the Allocated Payment of any non-signatory Settling State. Except as provided in Section I.B or as may be agreed upon by the parties in the final settlement agreement, the credit and each of the reductions will be allocated among the signatory Settling States in proportion to their respective Shares. A signatory Settling State’s “Share” means the percentage yielded by dividing its Allocated Settlement Percentage by the aggregate Allocated Settlement Percentages of all signatory Settling States.[1][5]

5.	Any OPM that withheld amounts with respect to an NPM Adjustment will pay that amount into the DPA by seven days after approval of this Term Sheet’s terms by the Arbitration Panel. Each OPM that paid amounts attributed to the 2003, 2004, 2006, 2007, 2008 or 2009 NPM Adjustments into the DPA (including previously withheld amounts paid into the DPA pursuant to the preceding sentence) will, as of the date it receives confirmation from the Independent Auditor that it will apply all of the credits and reductions described in Paragraphs 1-3 and allocate them as described in Paragraphs 4 and 6, instruct the Escrow Agent and the Independent Auditor to release to the signatory Settling States from the DPA an amount equal to the total amounts attributed to such NPM Adjustments (plus the accumulated earnings thereon) multiplied by the aggregate Allocable Share percentage of the signatory Settling States, less amounts allocated to the Data Clearinghouse per Section I.A.3 above. Individual signatory Settling States may choose to have their DPA releases spread over 2013-2017. This would not affect any credits, adjustments or other calculations.

6.	The signatory Settling States and OPMs will jointly instruct the Escrow Agent and Independent Auditor: (i) to apply all of the credits and reductions described in Paragraphs 1-3, and to allocate them among the OPMs as described in Paragraph 3

[1][5]

Subject to the limits specified below, a signatory Settling State that signs this Term Sheet by the Reference Date may elect, by notice to the parties no later than the Reference Date, for its Share of the Total OPM Amount to be applied entirely as a credit against the OPMs’ MSA annual payment due in April 2013. In that event, the overall amounts of the respective credit and reductions under Paragraph 3 will not change, but the credit and reductions will be allocated among the signatory Settling States differently so that (i) each electing State is allocated a portion of the April 2013 credit equal to its Share of the Total OPM Amount and is allocated none of the 2014-2017 reductions, and (ii) each other signatory Settling State is allocated a lower portion of the April 2013 credit and a corresponding higher portion of each of the 2014-2017 reductions as necessary to fulfill the provisions of Paragraph 4. Unless the OPMs agree otherwise, the election right will not be available if it would result in a profit adjustment under Section B(ii) of Exhibit E of the MSA or if it is not possible to apply the preceding sentence because too many signatory Settling States have already sought to make that election.

and solely among the signatory Settling States as described in Paragraph 4; and (ii) to allocate the amount released from the DPA under Paragraph 5 solely among the signatory Settling States in proportion to their respective Allocable Shares, except for those amounts allocated to the Data Clearinghouse.

7.	There will be parallel provisions for SPMs so that each signatory SPM receives the same (i.e., no greater) relative payment amounts on the same general timetable and makes the same relative releases (including amounts paid into the DPA attributed to the 2010-11 NPM Adjustments) through an equivalent process.

8.	The remaining methodology in the August 2010 MOU would be retained, including as to SPMs that withheld funds (including in excess of their total payment amounts under this Term Sheet), SPMs that are not current on their undisputed or adjudicated MSA payment amounts or that expressly waived or assigned Adjustment claims, and late-joining Settling States or PMs. Late-joining Settling States would be eligible to join subject to the provisions of Section IV.E, but their payment amount would be as provided in Paragraph 2. Any late-joining OPM will be treated in the same manner as a late-joining SPM was to have been treated under the August 2010 MOU. A PM or Settling State that signs this Term Sheet after the initial sign-on date (for PMs, 6:00 P.M. PST on December 14, 2012; for States, as provided in Paragraph 2) will be considered late-joining, provided that, in the case of a late-joining Settling State, the signatory PMs may waive all or part of the increased payment from that State as provided in Paragraph 2.